EXHIBIT 20
NEWS RELEASE	[CIGNA Logo]

For Release:	Immediate	One Liberty Place 1650 Market Street P.O. Box 7716 Philadelphia, PA 19192-1550 215.761.1000
Contact:	Gregory E. Deavens, Investor Relations — (215) 761-6128
Wendell Potter, Media Relations — (215) 761-4450

CIGNA TO RECORD A THIRD QUARTER CHARGE RELATED
TO RUN-OFF REINSURANCE OPERATIONS

PHILADELPHIA, October 18, 2002 — CIGNA Corporation (NYSE: CI) today announced that it will record an after-tax charge in the third quarter of approximately $315 million related to its run-off reinsurance operations.

CIGNA’s reinsurance operations, which were discontinued in 2000 and are now an inactive business in run-off mode, participated in the primary layer of a workers’ compensation reinsurance pool, which was formerly managed by Unicover Managers, Inc. The pool had obtained reinsurance for a significant portion of its exposure to claims, but disputes arose regarding this reinsurance coverage, leading to arbitration. Recently, the arbitration panel rendered a decision.

In addition, the run-off reinsurance operations also include reinsurance contracts assumed by CIGNA in the London market. As previously disclosed, the Company undertook a review of these exposures. This review is now complete.

Based on this review, the Company will record an after-tax charge of approximately $315 million for Unicover and London market exposures.

CIGNA Corporation and its subsidiaries constitute one of the largest investor owned employee benefits organizations in the United States. Its subsidiaries are major providers of employee benefits offered through the workplace, including health care products and services; group life, accident and disability insurance; retirement products and services; and investment management. As of June 30, 2002, CIGNA Corp. and its subsidiaries had consolidated assets of $89.2 billion and shareholders’ equity of $5.2 billion. Full-year 2001 revenues totaled $19.1 billion. Web site: http://www.cigna.com

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in this press release, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Such statements may contain information about financial prospects, economic conditions, trends and other uncertainties. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;

2.

increased medical, administrative, technology or other costs resulting from legislative, regulatory and litigation challenges to, and new regulatory requirements imposed on, CIGNA's health care business;

3.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses;

4.	significant reductions in customer retention;

5.	significant changes in interest rates;

6.

inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk) and adjustments to the reserve assumptions used in estimating CIGNA’s liabilities for these reinsurance contracts;

7.	significant stock market declines, which could, among other things, reduce results in CIGNA's retirement business and result in increased pension expenses in future periods;

8.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments; and

9.	changes in federal income tax laws.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.